EXHIBIT 23.3
[Letterhead of Hill Schwartz Spilker Keller LLC]
Consent of Hill Schwartz Spilker Keller LLC
February 26, 2007
     Reference is made to the Registration Statement on Form S-1 (File No. 333-138952) relating to the initial public offering of shares of common stock by Stewart & Stevenson Inc. and the Registration Statement on Form S-4 (File No. 333-140441) relating to the Stewart & Stevenson LLC’s offer to exchange its outstanding 10% Senior Notes due 2014 for newly issued 10% Senior Notes due 2014 (collectively, the “Registration Statements”). Each of the Registration Statements was filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. We hereby consent to the reference to our report dated August 22, 2006 and the use of information derived from such report under the caption “Unaudited Pro Forma Condensed Consolidated Financial Information” in the Registration Statements. We also hereby consent to the filling of this letter as an exhibit to the Registration Statements and to the reference to our firm in the section of each Prospectus therein included entitled “Experts.”

HILL SCHWARTZ SPILKER KELLER LLC

By:	/s/ Ray Sheeler

Ray Sheeler
Managing Director